Exhibit 99.1

Active Power Reports Fourth Quarter and Year End 2014 Results

AUSTIN, Texas (Feb. 24, 2015) – Active Power (NASDAQ: ACPW), a manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the fourth quarter and full year ended December 31, 2014.

Q4 and Full Year 2014 Highlights
•	Fourth quarter 2014 revenue increased $1.4 million from the fourth quarter of 2013 and $2.7 million from the previous quarter to $15.4 million

•	Bookings increased $6.4 million or 25.0% to $32.1 million in the second half of 2014 compared to the second half of 2013

•	Backlog at December 31, 2014, was $26.7 million compared to $14.0 million at December 31, 2013, an improvement of $12.7 million or 90.7%

•	UPS revenue increased $5.4 million or 24.1% to $28.1 million in 2014 compared to 2013

•	EMEA sales improved $7.1 million to $14.0 million in 2014 compared to 2013

•	Achieved four consecutive quarters of a book-to-bill ratio greater than 1.0

•	Reduced operating expenses $2.3 million or 8.7% in 2014 compared to 2013

•	Reduced inventory, net $5.2 million or 43.1% from December 31, 2013, through December 31, 2014

Q4 and Full Year 2014 Financial Results
Revenue in the fourth quarter of 2014 was $15.4 million compared to $13.9 million in the year-ago period and $12.7 million in the previous quarter. The increase in revenue from both periods is due to higher product sales. For the full year, total revenue was $49.1 million compared to $61.7 million in 2013. The decline was due to a 62.2% decrease in MIS sales and a 26.3% decrease in service sales compared to 2013, primarily driven by select large MIS projects sales recorded in 2013 and their associated services revenue which was not repeated in 2014. The annual decrease was partially offset by higher UPS sales.

Gross margin in the fourth quarter of 2014 was 26.4% compared to 30.0% in the year-ago period and 29.6% in the previous quarter. The decrease in gross margin from the year-ago period was primarily related to under absorption of fixed overhead costs in manufacturing and service due to the lower revenue and manufacturing production in 2014. The decrease from the previous quarter was due to an increased mix of MIS sales which carry lower margins. For the full year, gross margin was 25.7% compared to 31.4% in 2013.

Operating expenses in the fourth quarter of 2014 were $6.0 million compared to $8.0 million in the year-ago period and $5.9 million in the previous quarter. The increase in operating expenses from the previous quarter was largely due to increased commissions on higher volume. For the full year, operating expenses decreased to $24.7 million from $27.0 million in 2013. The decrease was driven by improved expense control including product development costs associated with CleanSource® HD UPS; the absence of costs incurred in 2013 for severance; relocation and CEO transition costs; and lower bad debt expense and legal fees.

Net loss in the fourth quarter of 2014 was $2.0 million or $(0.09) per share compared to a net loss of $4.1 million or $(0.21) per share in the year-ago period and a net loss of $2.5 million or $(0.11) per share in the previous quarter. The decrease in net loss from the fourth quarter of 2013 is primarily due to lower operating expenses compared to year-ago results. The decrease in net loss from the previous quarter is due to higher revenue in the period. For the full year, net loss was $12.8 million or $(0.57) per share compared to a net loss of $8.4 million or $(0.43) per share.

Adjusted EBITDA in the fourth quarter of 2014 was a negative $1.3 million compared to a negative $3.0 million in the year-ago period and a negative $1.8 million in the previous quarter. The improvement in adjusted EBITDA from both periods is primarily due to lower net losses in the fourth quarter of 2014. For the full year, adjusted EBITDA was a negative $10.1 million compared to a negative $5.1 million in 2013.

Cash and cash equivalents totaled $14.8 million at December 31, 2014, compared to $13.8 million at September 30, 2014, and $12.3 million at December 31, 2013.The positive cash flow in the fourth quarter of 2014 was associated with improved working capital including a $2.1 million reduction in inventory.

Bookings and Backlog
Bookings in the fourth quarter of 2014 were $18.5 million compared to bookings of $13.0 million in the year-ago period and $13.6 million in the previous quarter. On a cumulative year to date basis through December 31, 2014, we have booked $62.0 million in orders resulting in a book-to-bill ratio of 1.26. The dollar amount of backlog was approximately $26.7 million at December 31, 2014. Of the total backlog, approximately $5.4 million, primarily associated with long-term service contracts, is not expected to be filled in the following 12 months.

Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from signed contracts for service work. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period.  Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Management Commentary
“We made measured progress in 2014 as we focused on increasing bookings and managing our expense base,” said Mark A. Ascolese, president and CEO, at Active Power. “Bookings increased $6.4 million in the second half of 2014 compared to the second half of 2013 which positively impacted our backlog, increasing $12.7 million from December 31, 2013, compared to December 31, 2014. In sum, we exited 2014 in a better position than when we entered the year in terms of highest quarterly bookings, sales, and backlog for fiscal 2014.”

“We believe this progress and the strategies we rolled out in 2014 have set us on a path to build on our momentum and continue to improve on our performance and consistency in 2015. Our priorities going forward will focus on increasing bookings and backlog, improving operational efficiencies, and controlling costs. We will also continue our product development efforts on our core flywheel energy storage and power electronics technology. We believe we have the right organization, right talent, and right products in place to successfully execute against these priorities to grow the business and reach profitability.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, February 24, 2015, at 8:30 a.m. (ET) to discuss its fourth quarter and full year 2014 results. Interested parties can dial into the conference call at the time of the event at (888) 287-5563. For callers outside the U.S. and Canada, please dial (719) 457-2627.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA.  See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding:

•	our efforts to improve on our performance and consistency in 2015;
•	increase bookings and improve backlog;
•	improve operational efficiencies;
•	control costs;
•	our efforts to successfully execute against our priorities and grow the business to reach profitability).

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: the possibility backlog may not result in revenue; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Hewlett Packard, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products in the market; significant competition; intellectual property claims; pending legal matters that have increased our costs and could result in fines and penalties; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Brion D. Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31, (unaudited)
	2014	2013	2014	2013

Revenues:
Product revenue	$11,541	$9,300	$36,211	$44,158
Service and other revenue	3,811	4,626	12,925	17,541
Total revenue	15,352	13,926	49,136	61,699

Cost of goods sold:
Cost of product revenue	9,435	7,452	29,182	32,825
Cost of service and other revenue	1,868	2,298	7,302	9,478
Total cost of goods sold	11,303	9,750	36,484	42,303
Gross profit	4,049	4,176	12,652	19,396

Operating expenses:
Research and development	1,493	1,850	6,689	7,430
Selling and marketing	3,009	3,348	11,940	12,032
General and administrative	1,513	2,792	6,043	7,551
Total operating expenses	6,015	7,990	24,672	27,013
Loss from Operations	(1,966)	(3,814)	(12,020)	(7,617)

Interest expense, net	(94)	(88)	(395)	(370)
Other income (expense), net	10	(225)	(160)	(364)

Loss before income taxes	(2,050)	(4,127)	(12,575)	(8,351)
Income tax expense	6	-	(252)	-
Net loss	$(2,044)	$(4,127)	$(12,827)	$(8,351)

Net loss per share, basic and diluted	$(0.09)	$(0.21)	$(0.57)	$(0.43)

Shares used in computing net loss per share, basic and diluted	23,128	19,407	22,494	19,329

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014 (unaudited)	December 31, 2013

ASSETS

Current assets:
Cash and cash equivalents	$14,824	$12,261
Restricted cash	40	520
Accounts receivable, net of allowance for doubtful accounts of $212 and $313 at December 31, 2014 and December 31, 2013, respectively	11,222	9,075
Inventories, net	6,845	12,020
Prepaid expenses and other	800	680
Total current assets	$33,731	$34,556
Property and equipment, net	2,076	3,056
Deposits and other	291	295
Total assets	$36,098	$37,907

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,044	$2,993
Accrued expenses	4,134	5,583
Deferred revenue	2,771	2,749
Revolving line of credit	5,535	5,535
Total current liabilities	$16,484	$16,860
Long-term liabilities	821	741
Commitments and contingencies	-	-
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 40,000 and 30,000 shares authorized; 23,162 and 19,452 issued and 23,094 and 19,388 outstanding at December 31, 2014 and 2013, respectively	23	19
Treasury stock	(231)	(215)
Additional paid-in capital	302,667	290,964
Accumulated deficit	(283,995)	(271,168)
Other accumulated comprehensive income	329	706
Total stockholders' equity	$18,793	$20,306
Total liabilities and stockholders' equity	$36,098	$37,907

Active Power, Inc. Supplemental Information

Revenue by Product	Thee Months Ended						Twelve Months Ended
	December 31, 2014	% of total	December 31, 2013	% of total	September 30, 2014	% of total	December 31, 2014	% of total	December 31, 2013	% of total
UPS	$6,885	45%	$5,889	42%	$8,383	66%	$28,064	57%	$22,620	37%
MIS	4,656	30%	3,411	25%	1,346	11%	8,147	17%	21,538	35%
Total Product Revenue	11,541	75%	9,300	67%	9,729	77%	36,211	74%	44,158	72%
Service	3,811	25%	4,626	33%	2,963	23%	12,925	26%	17,541	28%
Total Revenue	$15,352	100%	$13,926	100%	$12,692	100%	$49,136	100%	$61,699	100%

Revenue by Geography

Americas	$8,389	55%	$11,278	81%	$9,124	72%	$31,495	64%	$50,365	82%
EMEA	5,416	35%	1,448	10%	2,920	23%	13,998	29%	6,941	11%
Asia	1,547	10%	1,200	9%	648	5%	3,643	7%	4,393	7%
Total Revenue	$15,352	100%	$13,926	100%	$12,692	100%	$49,136	100%	$61,699	100%

Active Power, Inc. Supplemental Information (in thousands)

Total Bookings	Three Months Ended						Twelve Months Ended
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014

Bookings	$12,626	$13,046	$13,918	$15,963	$13,580	$18,500	$61,961
Book to Bill Ratio	0.96	0.94	1.27	1.57	1.07	1.21	1.26

Reconciliation of Net Loss to Adjusted EBITDA (Thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013
Net Income (Loss)	$(2,044)	$(4,127)	$(2,496)	$(12,827)	$(8,351)
Interest Expense	94	88	94	395	370
Depreciation Expense	266	280	304	1,191	1,084
Stock Based Compensation	341	784	247	1,139	1,700
Impairment of Long-Lived Assets	-	(3)	23	42	99
Adjusted EBITDA	$(1,343)	$(2,978)	$(1,828)	$(10,060)	$(5,098)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.